TRACTOR SUPPLY COMPANY EXPANDS BOARD OF DIRECTORS Leading Rural Lifestyle Retailer Adds Meg Ham, President of Food Lion, to its Board

BRENTWOOD, Tenn., August 3, 2023 – Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today announced that Meg Ham has been appointed an independent member of its Board of Directors, effective August 2, 2023. Ms. Ham brings a distinguished 35-year career in the retail industry and currently serves as president of Food Lion.

“We are delighted to welcome Meg to our Board of Directors,” said Edna Morris, Chairman of the Board for Tractor Supply Company. “Our Board will benefit tremendously from the deep expertise Meg brings from her impressive career in retail. Given the strong overlap of the communities Food Lion and Tractor Supply both serve, Meg brings a great understanding of our customers and marketplace opportunities. On top of that, her focus on customer service and caring for team members has great alignment with our values and focus here at Tractor Supply.”

With the addition of Ms. Ham, Tractor Supply’s Board of Directors now consists of a total of nine members. She joins eight current Tractor Supply board members with extensive expertise and experience across multiple industries.

About Meg Ham
Meg Ham has served as president of Food Lion since 2014. Under her leadership, the company’s 82,000 associates serve nearly 10 million customers each week across its 10-state operating footprint of more than 1,100 grocery stores. During her 35-year tenure at Food Lion parent company Ahold Delhaize USA, Ms. Ham has also served at the helm of Bottom Dollar Food, the company’s former discount banner, as well as in executive leadership roles in both retail operations and merchandising functions at Food Lion and Hannaford.

Ms. Ham has a strong passion for serving the community. Since 2014, Food Lion Feeds, the company’s hunger-relief platform, has donated more than one billion meals to neighbors experiencing food insecurity.

Ms. Ham earned her Bachelor of Science Degree in Business Management and Marketing from Cornell University. She previously served on the board of directors for the Network of Executive Women (NEW) and Easter Seals, and on the board of governors for Saint Joseph's University's Food Marketing Education Foundation.

About Tractor Supply Company
For 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 291 on the Fortune 500. The Company’s 52,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As of July 1, 2023, the Company operated 2,181 Tractor Supply stores in 49 states, including 81 stores acquired from Orscheln Farm and Home in 2022 that will be rebranded to Tractor Supply by the end of 2023. For more information on Tractor Supply, visit www.tractorsupply.com.

Tractor Supply Company also owns and operates Petsense by Tractor Supply, a small-box pet specialty supply retailer providing products and services for pet owners. As of July 1, 2023, the Company operated 192 Petsense by Tractor Supply stores in 23 states. For more information on Petsense by Tractor Supply, visit www.Petsense.com.